EX-5A
                                                    Legal Opinion

May 9, 2001

L.B. Foster Company
415 Holiday Drive
Pittsburgh, Pennsylvania 15220

        Re: 1998 Long-Term Incentive Plan as Amended and Restated (the "Plan")
                 450,000 Additional Shares of Common Stock

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration with the Securities and Exchange Commission (the "Commission") of an additional 450,000 shares of your Common Stock, $.01 par value per share (the "Additional Shares"), that may be acquired under the Plan by participants in the Plan.

     In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Additional Shares, when issued or delivered, and paid for, in accordance with the provisions of the Plan, will have been validly issued and will be fully paid and nonassessable. In rendering this opinion we have of course assumed that the certificates evidencing the Additional Shares will be properly executed and authenticated.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-8 for registration of the Additional Shares under the Securities Act of 1933, as amended, and to the reference to us under "LEGAL OPINION" in the Prospectus included in the Registration Statement.


                                Very truly yours,


                              /s/ Klett Rooney Lieber & Schorling
                              KLETT ROONEY LIEBER & SCHORLING,
                                  a Professional Corporation